Exhibit 99.1

Senetek PLC Announces Successful Debt Refinancing

NAPA, Calif., September 4, 2003—Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets in the key skin care/dermatologicals and sexual dysfunction categories worldwide, today announced that it had completed the refinancing of its $7.4 million of Senior Secured Notes that were originally due in April 2004. The successful completion of this transaction was one of the Company’s principal objectives for fiscal 2003. Under the terms of the new agreement, Senetek made a principal payment of $2.5 million and the remaining outstanding balance of approximately $4.9 million was extended and will bear interest at 8.5% until March 31, 2004 and subsequently increase to 9.75% until maturity in April 2007.

“The completion of this financial transaction allows us to focus on the further expansion of our core technologies while establishing a debt amortization schedule that eliminates major principal repayment spikes in the future and allows room for reinvesting cash flow in the business. As a result of the transaction, the Company’s working capital will immediately increase by over $3.7 million and required interest payments will decrease by over $175,000 per year,” said Brad Holsworth, Chief Financial Officer.

Annual principal payments equal to one-third of free cash flow, subject to minimum annual payments of $500,000, $750,000, and $750,000, respectively, will be required for each of the years ended December 31, 2003, 2004 and 2005. These principal payments will be due on April 1 following the completion of these fiscal years. In connection with the refinancing, the Company will issue Series D Warrants to purchase 4.5 million shares at $0.40 per share for a 7.5 year period, and will cancel the outstanding Series C Warrants which covered 1.2 million shares. The Series D Warrants allow for a reduction in the exercise price if the Company sells stock or grants options below $0.40 per share. No provisions of the previously issued and outstanding Series A and Series B Warrants covering 6.3 million shares will be modified.

The Company will also issue Series D Warrants to purchase 500,000 shares as an investment banking fee. In connection with the transaction, the Company expects to incur a charge against operations related to legal and professional fees of approximately $250,000, of which $150,000 is non-cash and relates to the assigned intrinsic value of the 500,000 Series D Warrants. The intrinsic value of the 4,500,000 Series D warrants, approximately $1.4 million, will be treated as additional notes payable discount and amortized as non-cash interest expense over the term of the new notes.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including the Company’s discussion of working capital and cash interest payment effects of the restructuring. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2002. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.